EXHIBIT 3.1









                            Support/Voting Agreement



                                       November 27, 1996


Cardinal Health, Inc.
5555 Glendon Court
Dublin, Ohio  43016

         Re:  Support/Voting Agreement

Dear Sirs:

         The undersigned understands that Cardinal Health, Inc. ("Cardinal"), Owl Merger Corp., a wholly owned subsidiary of Cardinal ("Subcorp"), and Owen Healthcare, Inc. ("Owen") are entering into an Agreement and Plan of Merger, dated the date hereof (the "Agreement"), providing for, among other things, a merger between Subcorp and Owen (the "Merger"), in which all of the outstanding shares of capital stock of Owen will be exchanged for common shares, without par value, of Cardinal.

         The undersigned is a shareholder of Owen (the "Shareholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

         The Shareholder confirms its agreement with you as follows:

         1. The Shareholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Owen of which the Shareholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (the "Shares") and that the Shareholder and its affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except for the Shares set forth in Schedule I, neither the Shareholder nor any of its affiliates own or hold any rights to acquire any additional shares of the capital stock of Owen (other than pursuant to stock options) or any interest therein or any voting rights with respect to any ad-ditional shares.

         2.  The Shareholder agrees that it will not, will not permit any company, trust or other entity controlled by the Shareholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with your prior written consent, provided that the
Shareholder may sell or transfer not more than 25,000 Shares to charitable organizations qualified under Section 501(c)(3) of the Internal Revenue Code.








         3. The Shareholder agrees to, will cause any company, trust or other entity controlled by the Shareholder to, and will cause its affiliates to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The Shareholder agrees that, during the term of this letter agreement, it will not, and will not permit any such company, trust or other entity to, and will not permit any of its affiliates to, directly or indi-rectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Owen, or acquisition of any capital stock (other than upon exercise of Owen Options which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Owen, or any combination of the foregoing (a "Competing Transaction"), or negotiate, ex-plore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transac-tion or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Shareholder from taking any action, after having notified Cardinal thereof, or omitting to take any action (i) solely as a member of the Board of Directors of Owen required so as not to violate such Shareholder's fiduciary obligations as a Director after consultation with outside counsel or (ii) if Shareholder is an officer of Owen, as directed by the Board of Directors of Owen so long as such direction was not made in violation of any of the terms of the Agreement.

         4. The Shareholder agrees that all of the Shares beneficially owned by the Shareholder or its affiliates (except shares subject to unexercised stock options), or over which the Shareholder or any of its affiliates has voting power or control, directly or indirectly (including any common shares of Owen acquired after the date hereof), at the record date for any meeting of s-hareholders of Owen called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby and/or any Competing Transaction will be voted by the Shareholder or its affiliates in favor the Merger and the Agreement and the transactions contemplated thereby and that neither the Shareholder nor any of its affiliates will vote such Shares in favor of any Competing Transaction during the term of this letter agreement.

         5. The Shareholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against the Shareholder in ac-cordance with its terms.

         6. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

         7. Pursuant to Article 2.30B of the Texas Business Corporation Act, the Shareholder shall deposit a copy of this letter agreement with Owen at its principal place of business.


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         8. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in any Delaware state or federal court sitting in the City of Wilmington.

         9. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating hereto, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

         10. This letter agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations among the parties written or oral, with respect to the subject matter hereof.






















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         This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) the date on which the Agreement is terminated and (ii) the Effective Time (as defined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                             Very truly yours,



                             By:  /s/ Dian G. Owen
                                    Dian G. Owen
Confirmed on the date
first above written.

Cardinal Health, Inc.



By:  /s/ Brendan A. Ford
    Brendan A. Ford
    Senior Vice President -- Corporate Development




























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